Exhibit 15

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS



MidAmerican Energy Holdings Company
Des Moines, Iowa

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of MidAmerican Energy Holdings Company and subsidiaries for the three months ended March 31, 2001 and for the period March 14, 2000 to September 30, 2000 for MidAmerican Energy Holdings Company and for the period January 1, 2000 to March 13, 2000 for MidAmerican Energy Holdings Company (Predecessor), as indicated in our report dated April 18, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statements No. 333-30537, No. 333-45615 and No. 333-62697 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Des Moines, Iowa
May 15, 2001